Exhibit 99.1

Actuant Reports First Quarter Results

MILWAUKEE--(BUSINESS WIRE)--December 18, 2008--Actuant Corporation (NYSE: ATU) today announced sales and earnings for its first quarter ended November 30, 2008.

Highlights

  Reported first quarter results with sales of $380 million and diluted earnings per share (“EPS”) of $0.45, excluding a $26.6 million ($0.26 per diluted share) asset impairment charge, in line with December 10, 2008 revised guidance. (See attached reconciliation of earnings).
  Completed acquisition of the Cortland Companies on September 26, 2008 for approximately $230 million.
  Amended and expanded the Company’s credit agreement, increasing borrowing capacity from $405 million to $515 million and extending the maturity to November 2011.
  Over $240 million of existing liquidity including the revolving credit facility and available cash.
  Core sales growth of 12% in the Industrial segment.
  EBITDA margin expansion of 70 basis points.

Sales for the quarter declined 8% to $380 million compared to $415 million in the first quarter of fiscal 2008. Excluding the impact of foreign currency rate changes (-3%) and acquisitions (+6%), core sales declined 11%.

Net income and EPS in the fiscal 2009 first quarter were $11.6 million and $0.19, respectively compared to $27.4 million and $0.43, respectively, in the comparable quarter last year. Fiscal 2009 first quarter results include a non-cash impairment charge related to the Company’s recreational vehicle (“RV”) product line of $26.6 million, or $0.26 per diluted share. First quarter 2008 results included European Electrical restructuring charges of $5.5 million, or $0.09 per diluted share. Excluding these items, EPS was $0.45 in the first quarter of fiscal 2009, 13% lower than the $0.52 per diluted share in the prior year’s quarter. (See attached reconciliation of earnings).

Robert C. Arzbaecher, Chairman and CEO of Actuant commented, “We experienced a challenging first quarter as the speed and magnitude of declining end market demand was extraordinary. While overall core sales declined 11% in the quarter, we did see continued strong performance from our Industrial segment which delivered 12% year-over-year core sales improvement. This was driven by the diversity of its end markets and geographies, the maintenance nature of its products and services as well as its strong brands and market positions. We were also pleased with the performance of the recently acquired Cortland business, and the integration activities and financial results are progressing as anticipated.”

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended
	November 30,
	2008	2007
Sales	$164.5	$137.1
Operating Profit	$41.5	$38.0
Operating Profit %	25.3%	27.7%

First quarter fiscal 2009 Industrial segment sales increased 20% to $165 million. Excluding currency translation and acquisitions, Industrial segment core sales grew 12% driven by continued strong global demand for joint integrity maintenance products and services for the oil & gas and power generation markets, as well as for high-force hydraulic tools. Acquisitions contributed approximately 14% of the segment’s sales growth, while the strengthening US dollar caused a 6% sales decline. First quarter operating profit margin declined 240 basis points from the prior year due to unfavorable sales and acquisition mix.

Electrical Segment
(US $ in millions)

	Three Months Ended
	November 30,
	2008	2007
Sales	$102.0	$134.0
Operating Profit (1)	$3.8	$10.4
Operating Profit %	3.7%	7.8%

(1) Results for the three months ended November 30, 2007 exclude European Electrical restructuring charges of $5.5 million.

Fiscal 2009 first quarter Electrical segment sales declined 24% to $102 million. Core sales decreased 22% reflecting continued weak demand from retail, marine and transformer customers, the impact of SKU reductions in the European Electrical product line and the previously disclosed loss of certain retail business in North America. Segment operating profit margin declined to 3.7% reflecting lower production volumes, unfavorable sales mix and costs associated with facility consolidations and headcount reductions. Total headcount declined approximately 9% since August 31, 2008 and has been reduced by more than 25% during the past year.

Actuation Systems Segment
(US $ in millions)

	Three Months Ended
	November 30,
	2008	2007
Sales	$85.3	$112.9
Operating Profit (2)	$6.0	$10.1
Operating Profit %	7.0%	8.9%

(2) Results for the three months ended November 30, 2008 exclude the $26.6 million pre-tax RV asset impairment charge.

Actuation Systems segment first quarter fiscal 2009 sales declined 24% (-24% core, -3% currency translation and +3% acquisitions) to $85 million reflecting sharply lower demand from the Company’s RV, European truck and automotive customers. Operating profit margins were 190 basis points lower than the prior year due primarily to the impact of lower production levels. Excluding the addition of Cortland Sanlo, the segment’s headcount was reduced by approximately 12% since August 31, 2008.

The Company recorded a non-cash asset impairment charge (primarily goodwill) in the first quarter of fiscal 2009 related to the RV product line, which currently generates approximately two percent of Actuant’s consolidated revenues. The Company’s sales to the motorhome industry’s three largest Original Equipment Manufacturers (OEMs) declined approximately 75% during the first quarter of fiscal 2009, reflecting lower retail sell-through and dealer inventory reduction efforts. Given current credit market conditions and low consumer confidence levels, the Company does not expect RV demand will improve in the near term.

Engineered Products Segment
(US $ in millions)

	Three Months Ended
	November 30,
	2008	2007
Sales	$28.1	$31.2
Operating Profit	$3.1	$4.2
Operating Profit %	11.1%	13.6%

Fiscal 2009 first quarter Engineered Products segment sales decreased to $28 million from $31 million in the prior year reflecting a 9% core sales decline. The 11.1% operating profit margin in the first quarter reflects the lower volumes as well as costs associated with headcount reductions.

Corporate

First quarter fiscal 2009 corporate expenses were $3.2 million lower than the comparable prior year period due primarily to a reduction in incentive compensation expense and other spending cuts.

Financial Position

Net debt at November 30, 2008 was $670 million (total debt of $700 million less $30 million of cash), an increase of $218 million from the beginning of the quarter. During the quarter the Company deployed approximately $230 million of capital to complete the acquisition of Cortland and approximately $5 million in debt issuance costs. Actuant’s first quarter cash flow was also impacted by seasonal trends including the payment of prior year employee incentive compensation.

The Company had $244 million of available liquidity at November 30, 2008 including committed revolver capacity of $214 million and $30 million of cash. The Company’s debt due within the next twelve months is less than $6 million.

Outlook

On December 10, 2008 the Company provided full year fiscal 2009 sales and EPS guidance in the range of $1.50-1.55 billion and $1.60-1.80 per share (excluding the RV asset impairment charge), respectively. In addition to confirming that guidance, the Company provided its outlook for the second fiscal quarter. Sales and EPS are expected to be in the range of $335-355 million, and $0.20-0.28 per share, respectively.

Arzbaecher continued “We are taking actions to further reduce costs and optimize cash flow in response to market challenges. Excluding employees added through the Cortland acquisition, we reduced headcount in the first quarter by over 500, or about 7% of our global workforce. We are carefully reviewing capital expenditures and working to reduce working capital. We believe our financial liquidity and variable cost structure provide us with ample flexibility to navigate these challenging times and capitalize on growth opportunities.”

Conference Call Information

An investor conference call is scheduled for 10am CT today, December 18, 2008. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors.

About Actuant

Actuant, headquartered in Butler, Wisconsin, is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Since its creation through a spin-off in 2000, Actuant has grown its sales from $482 million to $1.66 billion in fiscal 2008. The Company employs a workforce of more than 7,000 worldwide. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	November 30,	August 31,
	2008	2008

ASSETS
Current assets
Cash and cash equivalents	$30,218	$122,549
Accounts receivable, net	211,576	226,564
Inventories, net	223,450	215,391
Deferred income taxes	11,729	11,870
Other current assets	15,901	16,092
Total current assets	492,874	592,466

Property, plant and equipment, net	141,200	134,550
Goodwill	698,446	639,862
Other intangible assets, net	381,749	292,359
Other long-term assets	13,512	9,145

Total assets	$1,727,781	$1,668,382

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$-	$339
Trade accounts payable	145,426	166,863
Accrued compensation and benefits	33,189	59,023
Income taxes payable	24,136	24,867
Current maturities of long-term debt	4,336	-
Other current liabilities	66,829	60,033
Total current liabilities	273,916	311,125

Long-term debt, less current maturities	696,049	573,818
Deferred income taxes	125,152	99,634
Pension and postretirement benefit accruals	25,902	27,641
Other long-term liabilities	26,062	26,658

Shareholders' equity
Capital stock	11,276	11,200
Additional paid-in capital	(318,627)	(324,898)
Accumulated other comprehensive income	(59,590)	7,149
Stock held in trust	(2,336)	(2,081)
Deferred compensation liability	2,336	2,081
Retained earnings	947,641	936,055
Total shareholders' equity	580,700	629,506

Total liabilities and shareholders' equity	$1,727,781	$1,668,382

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2008	2007

Net sales	$379,980	$415,143
Cost of products sold	248,088	274,309
Gross profit	131,892	140,834

Selling, administrative and engineering expenses	76,218	81,296
European electrical restructuring charge	-	5,521
Impairment charge	26,553	-
Amortization of intangible assets	4,457	3,257
Operating profit	24,664	50,760

Financing costs, net	12,235	9,300
Other (income) expense, net	(534)	(1,110)
Earnings from operations before income
tax expense and minority interest	12,963	42,570

Income tax expense	1,370	15,149
Minority interest, net of income taxes	(5)	(6)

Net earnings	$11,598	$27,427

Earnings per share
Basic	$0.21	$0.49
Diluted	0.19	0.43

Weighted average common shares outstanding
Basic	56,022	55,609
Diluted	64,395	64,654

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2008	2007

Operating Activities
Net earnings	$11,598	$27,427
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	12,747	10,464
Stock-based compensation expense	1,537	1,603
Provision (benefit) for deferred income taxes	(10,360)	6,220
Impairment charge	26,552	-
Other	64	192
Changes in operating assets and liabilities, excluding the effects of the business acquisitions
Accounts receivable	4,974	(22,767)
Accounts receivable securitization program	483	4,924
Inventories	(5,332)	(7,024)
Prepaid expenses and other assets	(38)	948
Trade accounts payable	(19,683)	238
Income taxes payable	1,895	2,452
Accrued compensation and benefits	(21,074)	(8,298)
Other accrued liabilities	12,457	12,345
Net cash provided by operating activities	15,820	28,724

Investing Activities
Proceeds from sale of property, plant and equipment	94	8,321
Capital expenditures	(7,634)	(9,036)
Business acquisitions, net of cash acquired	(231,768)	(47,437)
Net cash used in investing activities	(239,308)	(48,152)

Financing Activities
Net borrowings on revolving credit facilities and other debt	187,995	134
Proceeds from term loan	115,000	-
Principal repayments on term loans	(155,000)	(994)
Debt issuance and amendment costs	(5,333)	-
Cash dividend	(2,251)	(2,221)
Stock option exercises, related tax benefits, and other	2,479	2,013
Net cash provided by (used in) financing activities	142,890	(1,068)

Effect of exchange rate changes on cash	(11,733)	2,557
Net decrease in cash and cash equivalents	(92,331)	(17,939)
Cash and cash equivalents - beginning of period	122,549	86,680
Cash and cash equivalents - end of period	$30,218	$68,741

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
(Dollars in thousands)

	FISCAL 2008					FISCAL 2009
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$ 137,089	$ 130,802	$ 160,035	$ 158,972	$ 586,898	$ 164,506				$ 164,506
ELECTRICAL SEGMENT	133,962	130,779	129,142	111,915	505,798	101,999				101,999
ACTUATION SYSTEMS SEGMENT	112,899	109,764	122,850	100,070	445,583	85,347				85,347
ENGINEERED PRODUCTS SEGMENT	31,193	28,284	32,629	33,558	125,664	28,128				28,128
TOTAL	$ 415,143	$ 399,629	$ 444,656	$ 404,515	$ 1,663,943	$ 379,980				$ 379,980

% SALES GROWTH
INDUSTRIAL SEGMENT	32%	36%	38%	29%	34%	20%				20%
ELECTRICAL SEGMENT	10%	6%	1%	-15%	0%	-24%				-24%
ACTUATION SYSTEMS SEGMENT	7%	12%	10%	-4%	6%	-24%				-24%
ENGINEERED PRODUCTS SEGMENT	174%	22%	9%	12%	33%	-10%				-10%
TOTAL	21%	17%	15%	4%	14%	-8%				-8%

OPERATING PROFIT
INDUSTRIAL SEGMENT	$ 37,976	$ 32,757	$ 43,692	$ 47,369	$ 161,794	$ 41,544				$ 41,544
ELECTRICAL SEGMENT	10,426	11,239	8,074	3,858	33,596	3,762				3,762
ACTUATION SYSTEMS SEGMENT	10,059	8,301	13,705	8,263	40,328	5,979				5,979
ENGINEERED PRODUCTS SEGMENT	4,235	3,146	4,260	5,373	17,014	3,129				3,129
CORPORATE / GENERAL	(6,415)	(7,743)	(8,203)	(8,549)	(30,910)	(3,197)				(3,197)
TOTAL - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	$ 56,281	$ 47,700	$ 61,528	$ 56,314	$ 221,822	$ 51,217				$ 51,217
IMPAIRMENT CHARGE	-	-	-	-	-	(26,553)				(26,553)
EUROPEAN ELECTRICAL RESTRUCTURING CHARGE	(5,521)	(4,952)	-	-	(10,473)	-				-
TOTAL	$ 50,760	$ 42,748	$ 61,528	$ 56,314	$ 211,349	$ 24,664				$ 24,664

OPERATING PROFIT %
INDUSTRIAL SEGMENT	27.7%	25.0%	27.3%	29.8%	27.6%	25.3%				25.3%
ELECTRICAL SEGMENT	7.8%	8.6%	6.3%	3.4%	6.6%	3.7%				3.7%
ACTUATION SYSTEMS SEGMENT	8.9%	7.6%	11.2%	8.3%	9.1%	7.0%				7.0%
ENGINEERED PRODUCTS SEGMENT	13.6%	11.1%	13.1%	16.0%	13.5%	11.1%				11.1%
TOTAL (INCLUDING CORPORATE) - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	13.6%	11.9%	13.8%	13.9%	13.3%	13.5%				13.5%

EBITDA
INDUSTRIAL SEGMENT	$ 42,570	$ 37,386	$ 48,388	$ 52,998	$ 181,342	$ 48,600				$ 48,600
ELECTRICAL SEGMENT	13,226	13,661	10,562	6,087	43,535	5,144				5,144
ACTUATION SYSTEMS SEGMENT	13,292	11,428	16,402	12,136	53,258	9,336				9,336
ENGINEERED PRODUCTS SEGMENT	5,399	4,445	5,400	6,451	21,695	4,527				4,527
CORPORATE / GENERAL	(6,632)	(7,522)	(7,991)	(8,163)	(30,308)	(3,110)				(3,110)
TOTAL - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	$ 67,855	$ 59,398	$ 72,761	$ 69,509	$ 269,522	$ 64,497				$ 64,497
IMPAIRMENT CHARGE	-	-	-	-	-	(26,553)				(26,553)
EUROPEAN ELECTRICAL RESTRUCTURING CHARGE	(5,521)	(4,952)	-	-	(10,473)	-				-
TOTAL	$ 62,334	$ 54,446	$ 72,761	$ 69,509	$ 259,049	$ 37,944				$ 37,944

EBITDA %
INDUSTRIAL SEGMENT	31.1%	28.6%	30.2%	33.3%	30.9%	29.5%				29.5%
ELECTRICAL SEGMENT	9.9%	10.4%	8.2%	5.4%	8.6%	5.0%				5.0%
ACTUATION SYSTEMS SEGMENT	11.8%	10.4%	13.4%	12.1%	12.0%	10.9%				10.9%
ENGINEERED PRODUCTS SEGMENT	17.3%	15.7%	16.5%	19.2%	17.3%	16.1%				16.1%
TOTAL (INCLUDING CORPORATE) - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	16.3%	14.9%	16.4%	17.2%	16.2%	17.0%				17.0%

Note: The total of the individual quarters may not equal the annual total due to rounding.

ACTUANT CORPORATION
Reconciliation of GAAP measures to non-GAAP measures
(Dollars in thousands, except for per share amounts)

	FISCAL 2008					FISCAL 2009
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL

NET EARNINGS EXCLUDING RESTRUCTURING CHARGE AND TAX ADJUSTMENTS / CREDITS (1)
NET EARNINGS (GAAP MEASURE)	$27,427	$22,239	$38,635	$34,243	$122,544	$11,598				$11,598
RESTRUCTURING CHARGES, NET OF TAX BENEFIT	5,521	4,729	-	-	10,250	-				-
IMPAIRMENT CHARGE, NET OF TAX BENEFIT	-	-	-	-	-	16,463				16,463
TAX ADJUSTMENTS / CREDITS	-	-	(2,625)	-	(2,625)	-				-
TOTAL (NON-GAAP MEASURE)	$32,948	$26,968	$36,010	$34,243	$130,169	$28,061				$28,061

DILUTED EARNINGS PER SHARE EXCLUDING RESTRUCTURING CHARGE AND TAX ADJUSTMENTS / CREDITS (1)
NET EARNINGS (GAAP MEASURE)	$0.43	$0.35	$0.60	$0.54	$1.93	$0.19				$0.19
RESTRUCTURING CHARGES, NET OF TAX BENEFIT	0.09	0.07	-	-	0.16	-				-
IMPAIRMENT CHARGE, NET OF TAX BENEFIT	-	-	-	-	-	0.26				0.26
TAX ADJUSTMENTS / CREDITS	-	-	(0.04)	-	(0.04)	-				-
TOTAL (NON-GAAP MEASURE)	$0.52	$0.43	$0.56	$0.54	$2.05	$0.45				$0.45

EBITDA (2)
NET EARNINGS (GAAP MEASURE)	$27,427	$22,239	$38,635	$34,243	$122,544	$11,598				$11,598
FINANCING COSTS, NET	9,300	9,032	9,190	8,887	36,409	12,235				12,235
INCOME TAX EXPENSE	15,149	12,154	13,465	14,598	55,365	1,370				1,370
DEPRECIATION & AMORTIZATION	10,464	11,028	11,434	11,783	44,709	12,746				12,746
MINORITY INTEREST, NET OF INCOME TAX	(6)	(7)	37	(2)	22	(5)				(5)
EBITDA (NON-GAAP MEASURE)	$62,334	$54,446	$72,761	$69,509	$259,049	$37,944				$37,944
IMPAIRMENT CHARGE	-	-	-	-	-	26,553				26,553
EUROPEAN ELECTRICAL RESTRUCTURING CHARGE	5,521	4,952	-	-	10,473	-				-
EBITDA (NON-GAAP MEASURE) - EXCLUDING RESTRUCTURING CHARGE	$67,855	$59,398	$72,761	$69,509	$269,522	$64,497				$64,497

(1)

Net earnings and diluted earnings per share excluding restructuring charges and income tax adjustments / credits represent net earnings and diluted earnings per share per the Consolidated Statement of Earnings net of charges or credits for items to be highlighted for comparability purposes.  These measures should not be considered as an alternative to net earnings or diluted earnings per share as an indicator of the company's operating performance.  However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies.  The total of the individual components do not equal diluted earnings per share excluding restructuring charges and income tax adjustments / credits due to rounding.

(2)

EBITDA represents net earnings before financing costs, net, income tax expense, depreciation & amortization and minority interest.  EBITDA is not a calculation based upon generally accepted accounting principles (GAAP).  The amounts included in the EBITDA calculation, however, are derived from amounts included in the Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Actuant has presented EBITDA because it regularly reviews this as a measure of the company's ability to incur and service debt.  In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them.  However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.  The total of the individual quarters may not equal the annual total due to rounding.

CONTACT:
Actuant Corporation
Karen Bauer
Director, Investor Relations
262-373-7462